CSW
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Central and South West Corporation
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NEWS RELEASE
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.

FOR IMMEDIATE RELEASE

                      PUCT Expected to Order Rate Decrease
                       for Central Power and Light Company

          Dallas (March 26, 1997) -- Central and South West Corporation (NYSE:
CSR) said that, based on comments and decisions made by the Public Utility Commission of Texas (PUCT) on March 26, CSW expects the PUCT to order an annual rate decrease ranging from $20 million to $30 million for its Central Power and Light Company (CPL) subsidiary on Monday, March 31. The Commission also is expected to order additional annual rate decreases of approximately $17 million in 1998 and in 1999.
        While the final amount of the rate decrease has not yet been calculated by the PUCT staff, Commissioners indicated on Wednesday they had decided most unresolved issues.
        Commissioners are expected to designate approximately $859 million of invested capital associated with the South Texas Project nuclear generation plant as Excess Cost Over Market, or ECOM. If the PUCT rules as expected, CPL's ECOM could receive a 7.96 percent return on equity as compared with the 10.9 percent return approved for all other invested capital.
        The term, ECOM, has been used to refer to the amount of costs that potentially would become "stranded" if retail competition were mandated and prices were set in the market, rather than the cost of investment determined by current regulatory standards of prudent investment costs. Proposed legislation calling for retail competition is under consideration by the Texas Legislature and the U.S. Congress. However, retail competition is not currently permitted under Texas or federal law.
        Commissioners indicated approval of a plan, referred to as a "glidepath," that could result in additional rate decreases of approximately $17 million each year during 1998 and 1999. If implemented, these subsequent rate decreases would be based on a decrease in CPL's invested capital based on the amount of annual depreciation charges.
        Commissioners also indicated they will:

     *  Disallow approximately $21 million of affiliate transactions

     * Allow CPL to continue offering interruptible rates to customers now on the rate but to phase the program out over the next three years and incorporate approval of future interruptible service into the Integrated Resource Plan that is now under consideration. During that three-year transition, the interruptible rate will be increased annually.

     * Sever consideration of approximately $14 million in rate case expenses into a separate docket that will be considered during their April 14 meeting with a final decision anticipated by May 30.

        CPL in November 1995 filed a request to increase its retail base rates by $71 million. The proposed rate increase was put into effect under bond in May 1996. The difference between the bonded rates collected since May 1996 and the rate levels ultimately approved by the Commissioners is subject to refund to customers with accrued interest.
        As previously reported, CPL will vigorously pursue all legal remedies available if the final order is issued as proposed. CPL and CSW could experience a material adverse effect on results of operations if the Commissioners' proposed order becomes final.
        Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries that offer independent power production, telecommunications, energy efficiency and financial transactions.
                                      ###

Media contact: Larry Jones, senior communications consultant for Central and South West Corporation, 214 683-3703.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214 777-1277.

Internet inquiries: corpcom @csw.com